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                                                                   EXHIBIT 10.40



                                    AGREEMENT

        This Agreement ("Agreement"), made and entered into on the 24th day of January 1999 by and between Advantix, Inc., a California corporation ("Advantix"), and RBB Bank AG, a bank organized under the laws of Austria ("RBB").

                                    RECITALS

        A. RBB is the record holder of seven million eight hundred thirty seven thousand three hundred thirty two (7,837,332) shares (the "Common Shares") of common stock of Lasergate Systems, Inc., a Florida corporation ("Lasergate") (the "Lasergate Common Stock") and five thousand seven hundred (5,700) shares (the "Preferred Shares," and together with the Common Shares, the "Shares") of Series G Preferred Stock of Lasergate (the "Lasergate Preferred Stock"), which are convertible into twenty four million eight hundred eighteen thousand two hundred seventeen (24,818,217) shares of Lasergate Common Stock. The term Shares shall include appropriate adjustments for stock splits, recapitalizations, combinations, conversions, exchanges and other similar events relating to the Lasergate Common Stock and Lasergate Preferred Stock.

        B. RBB owns the Shares as nominee for its clients who are beneficial owners of such shares.

        C. Advantix desires to purchase all of the Shares and RBB desires to sell all of the Shares on the terms and subject to the conditions set forth in this Agreement (the "Purchase Transaction").

        D. Advantix has proposed to the Board of Directors of Lasergate that Lasergate will merge (the "Merger") with a subsidiary of Advantix ("New Subsidiary") whereby the outstanding Lasergate Common Stock will be exchanged for $0.10 cash per share and the outstanding shares of Lasergate Preferred Stock will be exchanged for preferred stock of New Subsidiary (the "New Subsidiary Preferred Stock").

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the respective mutual agreements, covenants, representations and warranties set forth herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                                      TERMS

        1. RECITALS. The recitals set forth above are true and correct and are hereby incorporated into and made a part of this Agreement.


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        2. APPROVAL OF MERGER. RBB agrees to vote all of its Shares in favor of the Merger and to actively support the Merger and to execute such documents and take such steps as are reasonably necessary to consummate the Merger. On or after May 15, 1999, at the option of RBB upon 15 days prior written notice to Advantix, the New Subsidiary Preferred Stock to be received by RBB in exchange for the Preferred Shares shall be convertible into either (i) cash in the amount of U.S.$0.10 for each share of Lasergate Common Stock into which such shares could have been converted immediately prior to the consummation of the Merger (the "Cash Consideration") or (ii) 170.081 shares of Advantix Common Stock for each Preferred Share that was exchanged for such shares pursuant to the Merger (the "Stock Consideration"). On or after June 15, 1999, at the option of Advantix upon 15 days prior written notice to RBB, the New Subsidiary Preferred Stock to be received by RBB in exchange for the Preferred Shares shall be redeemable for the Cash Consideration or the Stock Consideration.

        3. PURCHASE OF SHARES. In the event that the Board of Directors of Lasergate does not approve the Merger on or before January 31, 1999, RBB agrees to sell, and Advantix agrees to purchase, the Shares upon the terms and conditions hereinafter set forth. In the event that the Board of Directors of Lasergate approves the Merger on or before January 31, 1999, the provisions herein relating to the purchase and sale of the Shares (other than pursuant to Section 2) shall not become effective and the acquisition and disposition of the Shares shall be pursuant to the definitive agreements governing the Merger.

        4. SALE OF SHARES. On the Closing Date (as defined in below), RBB shall sell, transfer, convey and deliver to Advantix, and Advantix shall purchase and accept delivery of, the Shares, and RBB shall deliver to Advantix stock certificates representing the Shares, together with appropriate stock powers endorsed in blank or as otherwise instructed by Advantix.

        5. PURCHASE PRICE.

               A. PURCHASE PRICE. As consideration for this Agreement and as the purchase price to be paid by Advantix for the Shares and all other obligations of RBB under this Agreement, Advantix shall pay and deliver to RBB the following consideration (the "Purchase Price"): (i) cash in an amount equal to U.S.$0.10 for each Common Share owned by RBB and being purchased by Advantix under this Agreement, and (ii) subject to adjustment as set forth below, such number of shares (the "Advantix Shares") of common stock of Advantix ("Advantix Common Stock") as shall be equal to the Exchange Ratio (as defined below) multiplied by the number of Preferred Shares owned by RBB and being purchased by Advantix under this Agreement. The Exchange Ratio shall be 170.081 shares of Advantix Common Stock for each share of Lasergate Preferred Stock.

               B. ADJUSTMENT OF PURCHASE PRICE. In the event that prior to Closing Advantix consummates a private offering of its equity securities which results in gross proceeds to Advantix of not less than $5 million (the "Private Financing"), and the pre-offering valuation of Advantix in connection with such Private Financing is less than or greater than U.S.$190 million, then the Exchange Ratio shall be increased or decreased, as the case may be, on a proportionate basis.

               C. PAYMENT OF PURCHASE PRICE IN CASH. In the event that Advantix has not consummated a registered public offering of Advantix Common Stock on or before May 15, 1999



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(the "Advantix IPO"), or such later date as Advantix and RBB may agree, then, notwithstanding paragraphs A and B of this Section 3, the Purchase Price shall be an amount equal to the sum of (i) U.S.$0.10 for each Common Share owned by RBB and being purchased by Advantix under this Agreement and (ii) U.S.$0.10 for each share of Lasergate Common Stock into which the Preferred Shares may be converted on the Closing Date.

        6. ADDITIONAL AGREEMENTS.

               A. RIGHTS. From and after the date hereof, Advantix shall be entitled to receive, and RBB shall promptly deliver to Advantix, all of RBB's rights, title and interest with respect to any proceeds, revenues, dividends, distributions, conversions, exchanges, penalties and all other economic benefits arising from the ownership of the Shares, including without limitation any cash penalties or other consideration payable on account of the Shares as a result of Lasergate's failure to obtain shareholder authorization for the issuance of additional shares of Lasergate Common Stock upon the conversion of the Lasergate Preferred Stock.

               B. PAYMENT OF PROMISSORY NOTE. Upon the consummation of the Merger, Advantix shall cause Lasergate, or its successor, to pay to RBB all amounts as they become due under the terms of that certain Promissory Note issued by Lasergate in favor of RBB in the original principal amount of $300,000.

               C. CONTROL OF LASERGATE BOARD OF DIRECTORS. In the event that the Board of Directors of Lasergate does not approve the Merger on or before January 31, 1999, RBB shall, as soon as possible thereafter, take all appropriate or necessary actions, including without limitation making all appropriate filings with the Securities and Exchange Commission, to elect a majority of the members of the Lasergate board of directors. The members of the Lasergate board of directors shall include David A. Riley and Stephen Fryer, or such other individuals as are acceptable to Advantix, and David A. Riley shall be named as Lasergate's business manager.

               D. FUTURE ACTION. RBB agrees, and agrees to cause Lasergate, not to take any action, including voting the Shares, inconsistent with the purposes of this Agreement or the Merger or otherwise detrimental to Advantix.

               E. CONVERSION. RBB agrees not to convert the Preferred Shares into shares of Common Stock prior to the earlier to occur of the Closing and the consummation of the Merger without the prior written consent of Advantix.

        7. NON-SOLICITATION. From and after the date hereof until the earlier to occur of the Closing and the consummation of the Merger, RBB shall not, and shall not permit its officers, directors, employees, advisors, representatives or agents to directly or indirectly, solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate any inquiry or the making of any proposal which constitutes, or may be reasonably expected to lead to, any acquisition or purchase of any of the Shares. If RBB receives a proposal relating to the purchase of all or any portion of the Shares, RBB shall immediately inform Advantix in writing of the terms and conditions of such proposal and the identity of the person(s) making such proposal, and keep Advantix fully and promptly informed of the status and details of any such proposal and



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the response thereto.

        8. REPRESENTATIONS AND WARRANTIES OF RBB. As an inducement for Advantix to enter into this Agreement, RBB hereby represents and warrants to Advantix as follows:

               A. RBB has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. RBB has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by RBB and constitutes a legal, valid and binding obligation of RBB, enforceable against RBB in accordance with its terms. RBB is not bound by any contractual or legal restriction from selling the Shares pursuant to the terms of this Agreement.

               B. RBB is the record owner of the Shares, and as of the date hereof and the Closing Date, such Shares are owned by RBB free and clear of all liens, encumbrances, security interests, and restrictions of any kind.

               C. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in a breach of any provision of, or the termination of, or constitute a default under any agreement to which RBB is a party or by which it or any of its assets may be bound, (ii) violate or conflict with any applicable law, statute, ordinance, rule, regulation, decree, writ, judgment, injunction or order of any governmental authority, or (iii) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority other than the U.S. Securities and Exchange Commission.

               D. As of the Closing Date, RBB will have the absolute right and authority to transfer the Shares to Advantix as described herein without the consent of any other party, including without limitation the beneficial owners of the Shares, and no agreement or instrument will be violated as a result such transfer.

        9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF ADVANTIX. As an inducement for RBB to enter into this Agreement, Advantix hereby represents, warrants and covenants to RBB as follows:

               A. Advantix has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. Advantix has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Advantix and constitutes a legal, valid and binding obligation of Advantix, enforceable against Advantix in accordance with its terms.

               B. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in a breach of any provision of, or the termination of, or constitute a default under any agreement to which Advantix is a party or by which it or any of its assets may be bound, (ii) violate or conflict with any applicable law, statute, ordinance, rule, regulation, decree, writ, judgment, injunction or order of any governmental



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authority, or (iii) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority other than the U.S. Securities and Exchange Commission.

        10. INDEMNIFICATION OF ADVANTIX BY RBB. RBB agrees to indemnify, defend and hold Advantix and its successors and assigns harmless against and in respect of any and all liabilities, losses, damages, claims, penalties, fines, costs and expenses of any kind which may be incurred (including, without limitation, reasonable attorneys' and accountants' fees) (collectively, "Losses"), arising out of or due to:

               A. any and all liabilities arising out of any claims of ownership to any of the Shares, whether absolute, accrued, contingent, liquidated or unliquidated, existing or arising out of a state of facts existing at or prior to the Closing, and expenses relating thereto;

               B. any misrepresentation or any breach of any representation or warranty on the part of RBB under, in or with respect to this Agreement;

               C. any breach of any covenant or agreement on the part of RBB under, in or with respect to this Agreement;

               D. any and all and all liabilities arising out of any claims by the beneficial owners of the Shares; and

               E. any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing matters.

        Notwithstanding the foregoing, RBB's aggregate liability for indemnifiable Losses pursuant to clauses A or B of this Section shall not exceed the Purchase Price.

        11. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNIFICATION OBLIGATIONS. All representations, warranties, covenants, agreements and indemnification obligations of RBB and Advantix contained in this Agreement shall survive the Closing.

        12. ATTORNEYS' FEES. In the event a suit or proceeding is brought by a party to this Agreement to enforce its provisions, or to seek remedy for any breach hereof, the prevailing party shall be entitled to receive its reasonable attorneys' fees and disbursements incurred in connection with such suit or proceeding, including fees and expenses incurred in any appellate proceedings.

        13. CLOSING. The transfers and deliveries to be made pursuant to this Agreement (the "Closing") shall take place not later than ten days following the consummation of the Advantix IPO (the "Closing Date"); provided however, that in the event that Advantix has not consummated the Advantix IPO on or before May 15, 1999, or such later date as Advantix and RBB may agree, May 15, 1999, or such later date shall be the Closing Date. Time shall be of the essence with respect to this Agreement.

        14. CONDITIONS TO CLOSING. The obligations of the parties to consummate the Purchase



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Transaction shall be subject to the following conditions, which may be waived in whole or in part by the parties:

               A. LASERGATE BANKRUPTCY. In the event that Lasergate (i) applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial portion of its assets, files a voluntary petition in bankruptcy or consents to an involuntary petition, makes a general assignment for the benefit of its creditors, or files a petition or answer seeking reorganization or arrangement with its creditors; or (ii) suffers any order, judgment or decree to be entered by any court of competent jurisdiction, adjudicating Lasergate to be bankrupt or approving a petition seeking its reorganization or the appointment of a receiver, trustee or liquidator of Lasergate or of all or a substantial part of its assets, then, unless RBB and Advantix otherwise agree in writing, the Closing Date shall be postponed so long as such condition exists for up to 180 days. This Agreement shall automatically be terminated in the event that such condition continues for more than 180 days.

               B. BREACHES. In the event that either party breaches any of its agreements, covenants, representations or warranties under this Agreement, and such breach can not be cured or remains uncured for more than ten days after notice of such breach is delivered by the non-breaching party, then the non-breaching party shall not be obligated to consummate the Purchase Transaction.

        15. EXPENSES. Each of Advantix and RBB shall bear its own expenses (whether or not incurred prior to the date hereof) in connection with the discussion, evaluation, negotiation and documentation of, or otherwise arising out of, this Agreement and the transactions contemplated thereby.

        16. ENTIRE AGREEMENT. This Agreement contains the entire Agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, between the parties hereto with respect to the transactions contemplated hereby.

        17. FURTHER ASSURANCES. From and after the Closing, RBB shall, upon request of Advantix and at no expense to Advantix, execute and deliver such documents and instruments and perform such other acts as Advantix shall from time to time reasonably request in order to confirm or more fully vest in Advantix title to the Shares and allow Advantix to realize the benefits of this Agreement.

        18. AMENDMENT. No amendment, modification or termination of the Agreement shall be effective unless in writing signed by the parties hereto.

        19. NO WAIVER. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof, nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

        20. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining



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portions of this Agreement, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such word(s), phrase(s), sentence(s), clause(s) or section(s) had not been inserted.

        21. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and each of which shall be deemed an original.

        22. APPLICABLE LAW; VENUE; SPECIFIC PERFORMANCE. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The parties agree to the jurisdiction of any court located in the State of New York agree that the venue of any action or proceeding relating to this Agreement shall be in New York. Advantix and RBB agree that each shall be entitled to the equitable remedy of specific performance if at any time any such party hereto shall desire to enforce any provision of this Agreement.

        23. JURY WAIVER. RBB AND Advantix HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREIN, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER DOCUMENTS OR INSTRUMENTS CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.

        NOW THEREFORE, the parties hereto have executed and delivered this Agreement as of the date first written above.


                                             RBB BANK AG

                                             By: /s/ Herbert Strauss
                                             Its: Managing director US Equity

                                             ADVANTIX, INC.

                                             By: /s/ Tom Gimple
                                             Its: President & CEO



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                          FIRST AMENDMENT TO AGREEMENT


        This First Amendment to the Agreement (the "Amendment") dated as of June 21, 1999 (the "Agreement") is entered into by and between Tickets.com, Inc., a Delaware corporation ("Tickets.com", formerly known as Advantix, Inc.) and RBB Bank AG, a bank organized under the laws of Austria ("RBB").

                                   BACKGROUND

        The parties have determined that it is in their mutual best interest to amend the Agreement in order to permit Tickets.com to purchase the 5,700 shares of Series G Preferred Stock (the "Preferred Shares") of Lasergate Systems, Inc. ("Lasergate") held by RBB prior to any merger between Tickets.com and Lasergate (the "Merger"). Accordingly, in consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

                                      TERMS


        1. Purchase of Preferred Shares. Tickets.com agrees to purchase all of the Preferred Shares within three business days (the "Closing Date") of the execution of a definitive agreement and plan of merger between Tickets.com, Advantix Acquisition Corp. and Lasergate, in exchange for, at the election of RBB, (a) 170.081 shares of the common stock of Tickets.com for each outstanding Preferred Share; or (b) $435.00 per each outstanding Preferred Share, or a combination thereof. RBB shall make its election, in writing, no later than 5:00 p.m. Eastern time on June 21, 1999. If RBB elects to receive cash, it shall include its wire transfer instructions with the notice of its election.

        2. Sale of Preferred Shares. On the Closing Date, RBB shall sell, transfer, convey and deliver to Tickets.com, and Tickets.com shall purchase and accept delivery of, the Preferred Shares. RBB shall deliver to Tickets.com stock certificates representing the Preferred Shares, together with appropriate stock powers endorsed in blank.

        3. Purchase Price. In exchange for this transfer of the Preferred Shares by RBB, Tickets.com shall transfer, convey and deliver to RBB cash or shares of the common stock of Tickets.com, or a combination thereof, pursuant to the election made by RBB on or before June 11, 1999 in accordance with Section 1 above. If applicable, Tickets.com shall deliver to RBB a stock certificate representing such shares of Tickets.com common stock.

        4. Shares of Common Stock Held by RBB. The shares of common stock of Lasergate held by RBB shall be purchased as part of the Merger and not as part of this purchase transaction.

        5. Conditions to Closing. The obligation of Tickets.com to purchase RBB's Preferred Shares shall be subject to the following conditions: (a) the execution of a definitive merger agreement by Tickets.com and Lasergate; and (b) the resignation of Jacqueline E. Soechtig ("JES") as an officer and director of Lasergate and the receipt by Lasergate of a release from JES (reasonably acceptable to Tickets.com).

        6. Effect of the Agreement. All other provisions contained in the Agreement and not amended by this Amendment, remain in full force and effect.



        IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.



                                         TICKETS.COM, INC.


                                          By:  /s/ John M. Markovich
                                              --------------------------------
                                              John M. Markovich,
                                              Executive Vice President



                                        RBB BANK AG


                                        By:  /s/ Herbert Strausz
                                              --------------------------------
                                               Herbert Strausz, Manager
                                               U.S. Equities